UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2018

Northfield Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35791	80-0882592
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

581 Main Street, Woodbridge, New Jersey	07095
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (732) 499-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2018, Northfield Bank (the “Bank”) the wholly owned subsidiary of Northfield Bancorp, Inc. (the “Company”) entered into a new Employment Agreement and on December 18, 2018, The Bank and the Company entered into a Transition Consulting Agreement with its Executive Vice President and Chief Lending Officer, Kenneth J. Doherty. Mr. Doherty’s current Employment Agreement with the Bank, (dated as of January 1, 2018) will terminate effective December 31, 2018. The new Employment Agreement and Transition Consulting Agreement are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K. The following summary does not purport to be complete and is qualified in its entirety by reference to the Exhibits.

The Employment Agreement is effective January 1, 2019, and terminates with Mr. Doherty’s retirement on June 30, 2019. Effective January 1, 2019, Mr. Doherty will be appointed Executive Vice President and Senior Credit Advisor. The Employment Agreement provides for an annual base salary of $328,000, pro-rated from the effective date through the termination date. Mr. Doherty will not be entitled to incentive compensation or bonuses under the Employment Agreement, but he will be eligible for incentive compensation and bonuses earned for services performed during 2018. Mr. Doherty will also be eligible to participate in all company benefits that are generally made available to executive officers of the Company and the Bank, to the extent permissible under the general terms and provisions of such plans or programs, and other perquisites approved by the Boards of the Company or the Bank.

The Employment Agreement provides, among other things, that if Mr. Doherty’s employment is terminated during its term by the Bank without Cause (as defined) or Mr. Doherty resigns for Good Reason (as defined), Mr. Doherty will receive a severance payment equal to the amount of the remaining payments that Mr. Doherty would have earned as base salary if he had continued his employment with the Bank to June 30, 2019 If Mr. Doherty is terminated without Cause (as defined) or resigns for Good Reason (as defined), following a Change in Control (as defined) or Merger of Equals (as defined), Mr. Doherty will receive a severance payment equal to 24 months’ base salary and two times the highest annual bonus or incentive award earned over the two calendar years preceding the year in which termination occurs, as well as continued medical, dental and disability coverage for a period of 18 months. In the event of his disability while employed, Mr. Doherty will also be entitled to a disability benefit equal to base salary through his employment termination date (as adjusted as set forth in the agreement) and continued non-taxable medical, dental and other health benefits for one year following his disability on the same terms, including cost to Mr. Doherty, as provided prior to disability. In the event of death, Mr. Doherty’s beneficiaries would be entitled to one year’s base salary and the Bank will continue to provide the same non-taxable medical, dental, and other health benefits, for one year following his death, as were provided to Mr. Doherty’s family prior to his death. Mr. Doherty will also be subject to one-year non-solicitation and one-year non-compete provisions.

The Transition Consulting Agreement is effective June 30, 2019, and terminates December 31, 2019. The Transition Consulting Agreement provides, among other things, for an aggregate consulting fee of $100,000, payable in arrears, at a rate of $16,666.67 per month. In the event of an early termination of the Transition Consulting Agreement by the Bank without Cause (as defined) or the occurrence of a change in control (as defined) Mr. Doherty will be entitled to a lump sum cash payment equal to the Consulting Fees (as defined) otherwise payable through the expiration of the Consulting Period (as defined) but for its early termination.

Mr. Doherty also entered into a Waiver and Release Agreement contemporaneously with his execution of the Transition Consulting Agreement, waiving any claims that he might have against the company, the Bank and their affiliates, including officers and directors, relating to his employment or separation from employment with the Company and the Bank, other than (1) existing rights to indemnification, contribution and a defense, (2) directors and officers and general liability insurance, (3) shareholder’s rights, (4) rights under the Company’s equity plans, (5) rights under Employee Benefit Plans,(6) rights under the Transition Consulting Agreement, and (7) rights that cannot be waived as a matter of law.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.    Exhibit

10.1	Employment Agreement with Kenneth J. Doherty, dated December 17, 2018
10.2	Transition Consulting Agreement with Kenneth J. Doherty, dated December 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHFIELD BANCORP, INC.

DATE: December 19, 2018	By:	/s/ William R. Jacobs
William R. Jacobs
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)